Exhibit 3(i)(a)

ARTICLES OF INCORPORATION

OF

HOMELANDS SECURITY INC.

    FIRST.        The name of the Company shall be Homelands Security Inc.

    SECOND.        The resident agent and registered office located within the State of Nevada is:

Peter Stumpf

920 Sierra Vista Drive Apt. C10

Las Vegas Nevada 89109

    THIRD.        The purpose for which this corporation is formed is for the purpose of transacting any lawful business, or promoting or conducting any legitimate object or purpose, under and subject to the laws of the State of Nevada.

    FOURTH.        The stock of the corporation consists of Common Stock in the amount of Forty Five Million (45,000,000) shares having par value of $0.001 each and Preferred Stock in the amount of Five Million (5,000,000) shares having a par value of $0.001 each. There shall be no cumulative voting by shareholders. The description of the Preferred Stock with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, and qualifications and rights thereof shall be set by the board of directors.

    FIFTH.        The corporation, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of the Nevada Corporations Code. Such purchases may be made either in the open marker or at a public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the corporation and at such prices as the directors shall from time to time determine.

        SIXTH, No holder of shares of the corporation of any class, as such, shall have any preemptive right to purchase or subscribe for shares of the corporation, of any class, whether now or hereafter authorized.

    SEVENTH.        The Board of Directors shall consist of no fewer than one member and no more than seven members. The initial Board of Directors will consist of the following member(s) (with their address indicated) as follows:

Darwyn Ross 1-1010 Princess Avenue Brandon, Manitoba R7A 0P9

    EIGHTH.        No officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided pursuant to the Nevada Corporations Code.

    NINTH.        The name and address of the Incorporator of the corporation is as follows:

Ruairidh Campbell 600 Westwood Terrace Austin Texas 78746

        IN WITNESS WHEREOF these Articles of Incorporation are hereby executed this 12th day of February 2002.

Homelands Security, Inc.

/s/ Ruairidh Campbell

Ruairidh Campbell, Incorporator